Exhibit 99.1
CONSOL Energy Reports Fourth Quarter Results;
Net Income of $30 million, or $0.13 per Diluted Share;
Second Pennsylvania Dry Utica Shale Well (GH 9) 24-Hour
Initial Production (IP) Rate of 61.9 MMcf per Day;
Total E&P Division Cash Costs Fall to $1.40 Per Mcfe;
Total Coal Division Cash Costs Fall to $34 Per Ton

PITTSBURGH (January 29, 2016) - CONSOL Energy Inc. (NYSE: CNX) reported net income attributable to CONSOL Energy shareholders of $30 million for the quarter, or $0.13 per diluted share. This is compared to net income attributable to CONSOL Energy shareholders of $74 million, or $0.32 per diluted share from the year-earlier quarter. Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA), attributable to CONSOL Energy shareholders was $363 million for the 2015 fourth quarter, compared to $299 million in the year-earlier quarter.

After adjusting for certain unusual items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss1 in the 2015 fourth quarter of $26 million, or ($0.11) per share. Adjusted EBITDA1 attributable to CONSOL Energy shareholders was $206 million for the 2015 fourth quarter, compared to $273 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $102 million, compared to $87 million in the year-earlier quarter.

The fourth quarter earnings results included the following pre-tax items related to recent transactions:

•	Recorded a $109.9 million benefit related to changes in the retiree medical (OPEB) plan;

•	Recorded a $62.4 million unrealized gain on commodity derivative instruments;

•	Recorded $15.9 million in pension settlement expense;

•
Recorded $6.3 million expense related to the settlement of working capital adjustments and other matters in conjunction with the prior sale of CONSOL's industrial supply subsidiary, which closed during the fourth quarter of 2014; and

•	Recorded a $7.6 million gain on the sale of non-core assets.

"CONSOL continues to control the controllables in a commodity price and energy environment that is unprecedented," commented Nicholas J. DeIuliis, president and CEO. "Specifically, CONSOL continues to adapt to the challenging commodity environment by further driving down costs, illustrated by the E&P Division reducing total unit cash costs by over 25% year-over-year. For the Coal Division, Pennsylvania Operations (PA) set new levels of cost performance, and the Buchanan Mine, again, posted impressive total unit costs. In addition to the substantial cost performance, recently, we announced that we are exerting production discipline on both the E&P and Coal sides of our business. For E&P, specifically, we reduced our 2016 capital budget by an additional $185 million, while scaling back production growth to approximately 15%, over 2015 volumes. For the Coal Division, we have also optimized production schedules to better align with customers' delivery schedules to help manage high inventory levels, due to the lack of demand from a mild start to the winter. The company also continues to position itself to capitalize on what we believe to be an industry leading dry Utica acreage position and initial well results, as demonstrated by showcasing three of the top ten dry Utica wells across the industry, to-date."

1The terms "adjusted net loss" and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to GAAP net income below, under the caption “Non-GAAP Financial Measures."

During the fourth quarter of 2015, CONSOL's E&P Division achieved record production of 95.5 Bcfe, or an increase of 35% from the 70.5 Bcfe produced in the year-earlier quarter. As a result, during the quarter, average daily production eclipsed 1 Bcfe per day. The E&P Division's total unit cash costs declined during the quarter to $1.40 per Mcfe, compared to $1.91 per Mcfe during the year-earlier quarter. CONSOL's total 2015 production was 328.7 Bcfe, which is in-line with previously stated production guidance of 325-330 Bcfe. For 2016, CONSOL recently lowered its production growth guidance from 20% down to approximately 15%, compared to 2015 production volumes.

Marcellus Shale production volumes in the 2015 fourth quarter were 48.5 Bcfe, or 33% higher than the 36.5 Bcfe produced in the 2014 fourth quarter. Marcellus Shale total unit cash costs were $1.54 per Mcfe in the just-ended quarter, which is a $0.17 per Mcfe improvement from the fourth quarter of 2014 costs of $1.71 per Mcfe.

CONSOL Energy's Utica Shale production volumes in the 2015 fourth quarter were 20.7 Bcfe, up substantially from 7.1 Bcfe in the year-earlier quarter. Utica Shale total unit cash costs were $0.85 per Mcfe in the just-ended quarter, which is a $0.41 per Mcfe improvement from the fourth quarter of 2014 total unit cash costs of $1.26 per Mcfe. The significant cost improvements across the Utica Shale were primarily driven by reductions to lease operating expenses.

In January 2016, CONSOL Energy completed its second successful test of the dry Utica/Point Pleasant formation on the company’s acreage located in Greene County, Pennsylvania. CONSOL's GH 9 well had an initial 24-hour flow test of 61.9 MMcf per day at an average flowing casing pressure of 8,312 psi. CONSOL has a 100% working interest and 96% net revenue interest (NRI) in the well, which was completed with a 6,141 foot lateral and 30 frac stages.

For 2016, CONSOL Energy recently revised its E&P Division capital budget to approximately $205-$325 million, which is $185 million lower than the previous guidance of $400-$500 million, based on the midpoints. The lower end of the capital budget range supports CONSOL Energy's base-case development plan, which excludes any drilling activity in 2016, but instead focuses on completing approximately 31 wells that are already drilled, plus turning in line an additional 36 wells. As a result, CONSOL expects to turn-in-line (TIL) approximately 67 wells in 2016. These 67 new well additions, along with midstream debottlenecking initiatives, will drive the E&P Division's 2016 production guidance of approximately 15%, compared to 2015 production volumes.

CONSOL's Coal Division sold 6.6 million tons in the 2015 fourth quarter, compared to 8.1 million tons during the year-earlier quarter. Northern Appalachian thermal, as well as metallurgical coal, prices continued to decline throughout the quarter. The Pennsylvania Operations average sales price per ton decreased during the quarter to $52.57 per ton, compared to $60.10 per ton from the year-earlier quarter. Northern Appalachian thermal coal prices saw continued declines due to consistently low regional natural gas prices and higher-than-normal coal inventory levels. In the Virginia Operations, the company's Buchanan Mine also continued to see further declines of metallurgical coal prices. The Virginia Operations average sales price decreased during the quarter to $48.41 per ton, compared to $68.58 per ton from the year-earlier quarter. CONSOL has partially offset the continued degradation to commodity pricing through lower unit costs.

As a result of rising interest rates and plan changes throughout 2015, CONSOL Energy reduced balance sheet legacy liabilities by approximately $152 million at December 31, 2015, compared to year-end 2014.

The benefit related to changes in CONSOL Energy's retiree medical (OPEB) plan resulted from recent plan amendments. Due to CONSOL actively managing the OPEB liability, these amendments resulted in lower operating and other coal costs in the third and fourth quarters of 2015. Beyond year-end 2015, CONSOL will benefit, indefinitely, through lower cash payments related to these liabilities by $15-$20 million per year.

The unrealized gain on commodity derivative instruments represents changes in fair value of all existing gas commodity hedges on a mark-to-market basis.

The pension settlement expense occurs when the lump sum distributions made for a given plan year exceed the total of the service and interest costs for that same plan year. The pension settlement of $15.9 million is at the lower end of the previously stated guidance range of $15-$20 million, which the company expected in the fourth quarter of 2015.

The expense associated with the settlement of working capital adjustments and other matters relates to the prior sale of CONSOL's industrial supply subsidiary, which closed during the fourth quarter of 2014.

The company recorded a gain on the sale of non-core assets during the quarter, related to the previously announced sale of lignite reserves in South Texas to a private entity.

E&P Division:

E&P Division Fourth Quarter Summary:
Production increased by over 35% in the just-ended quarter, when compared to the year-earlier quarter. Despite increased production, total quarterly outside sales revenue decreased by $10.1 million for the same period due to depressed commodity prices. Despite a reduction in sales revenue, the E&P Division realized net income of $57.1 million in the fourth quarter of 2015, compared to $36.5 million in the year-earlier quarter.

During the fourth quarter of 2015, the E&P Division's total unit costs, including depreciation, depletion, and amortization (DD&A), declined to $2.45 per Mcfe, compared to $3.19 per Mcfe during the year-earlier quarter. Full year 2015 E&P Division total unit costs were $2.73 per Mcfe, including DD&A, or an improvement of $0.58 per Mcfe, compared to $3.31 per Mcfe in the prior year. For the E&P Division, full year 2015 total unit costs were slightly below the low-end of the previously stated guidance range of $2.74-$2.84 per Mcfe.

As expected, E&P Division capital declined significantly in the fourth quarter to $83.4 million due to the company laying down all operated rigs late in the third quarter of 2015.

Dry Utica Shale Wells Update:
GH 9 (Greene County, Pennsylvania):
CONSOL Energy completed its second successful test of the dry Utica/Point Pleasant formation on the company’s acreage in Pennsylvania. CONSOL's GH 9 well located in Greene County, Pennsylvania, had an initial 24-hour flow test of 61.9 MMcf per day at an average flowing casing pressure of 8,312 psi. CONSOL has a 100% working interest and 96% NRI in the well, which was completed with a 6,141 foot lateral and 30 frac stages.

Gaut 4I (Westmoreland County, Pennsylvania):
In the third quarter of 2015, CONSOL Energy announced its first dry Utica test well, the Gaut 4I, in Westmoreland County, Pennsylvania, which had an initial 24-hour flow test to sales of 61.4 MMcf per day at an average flowing casing pressure of 7,968 psi. CONSOL has a 100% working interest and 87.5% NRI in the well, which was completed with a 5,800 foot lateral and 30 frac stages. The company subsequently conducted flow tests to ascertain the deliverability of the reservoir and well drainage, which have provided critical information on pressure draw-down management and inter-lateral spacing for future Utica Shale development. Following the flow tests, the Gaut 4I well produced for approximately one month at an average rate of approximately 19 MMcf per day, with limited pressure draw-down of 20-25 psi per day. To-date the well has produced 1.26 Bcf in 60 days of operations, while average flowing casing pressure is approximately 8,100 psi. CONSOL Energy expects to manage casing pressure draw-down over time, until reaching line pressure of approximately 800-1,000 psi. During this extended draw-down phase, CONSOL expects production volumes to be relatively flat for 9-12 months after which it will enter its hyperbolic decline phase.

Switz 6 (Monroe County, Ohio):
CONSOL Energy brought online the Switz 6D well in October 2015 on its 4-well dry Utica pad, located in Monroe County, Ohio, at an initial production rate of 44.7 MMcf per day with average flowing casing pressure of 6,835 psi. To-date, the Switz 6D well has been online for 30 days and has cumulatively produced approximately 488 MMcf. As of January 18, 2016, the Switz 6D well was producing at 19.6 MMcf per day with average flowing casing pressure of 7,150 psi.

Also during the fourth quarter, CONSOL completed and turned-in-line the three remaining dry Utica wells on the Switz 6 pad: the Switz 6F, 6H, and 6B wells. The Switz 6F and 6H wells had initial production rates of 23.7 MMcf per day and 25.2 MMcf per day with average casing pressure of 6,752 psi and 6,480 psi, respectively. These two wells were drilled and completed in the Utica formation with lateral lengths of 10,127 feet and 9,035 feet, respectively. As of January 18, 2016, the Switz 6F was producing at approximately 20.0 MMcf per day with flowing casing pressure of 7,113 psi, and the Switz 6H was producing at approximately 18.2 MMcf per day with flowing casing pressure of 6,900 psi. Both the Switz 6F and 6H are on a managed production plan. The Switz 6B well had an average initial production rate of 15.2 MMcf per day at an average flowing casing pressure of 5,532 psi. The Switz 6B was drilled and completed with a 6,145 foot lateral.

The Switz pad wells were completed with varying stimulation techniques and materials such as sand, ceramic, resin, and resin tailed-in proppant. The estimated cost savings of utilizing 100% sand proppant versus 100% ceramic proppant in the stimulation process is approximately $2.5 million per well. The company will evaluate the data collected to-date, as well as future production results, to determine the optimal completion methodology in the Ohio Dry Utica, while weighing initial production versus completion costs.

"The company continues to rapidly implement lessons learned from drilling and completing dry Utica Shale wells, as illustrated by reducing drilling costs per foot by nearly 50% from the first to the last well drilled in Monroe County, Ohio," commented Timothy C. Dugan, COO-E&P Division. "Based on initial data from the first set of operated and non-operated wells, CONSOL believes it can further reduce drilling and completion costs at or below the $10 million targeted goal, assuming a 7,000 foot lateral. For the Switz 6 pad, CONSOL has a 100% working interest and an average NRI of 80%."

MND 6H -Non-operated (Marshall County, West Virginia):
In the fourth quarter of 2015, the MND 6H dry Utica Shale well was brought on-line and production reached 60 MMcf per day during flowback operations. This well was drilled on a joint venture Marcellus pad. The MND 6H well, located in the Moundsville area, is part of the prior sale of approximately 3,000 acres to Noble Energy, which CONSOL executed in 2014. CONSOL believes that the 9,345 foot lateral is the longest Utica lateral drilled in West Virginia to-date. CONSOL has a 50% working interest in the well with a 49% NRI. Currently, the well is producing 20 MMcf per day with managed pressure draw-down of approximately 15-20 psi per day. CONSOL believes production from this well will remain flat for an extended period.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	December 31, 2015	December 31, 2014	September 30, 2015
Sales - Gas	$152.9	$204.9	$137.7
Gain on Commodity Derivative Instruments - Cash Settlement	79.5	24.2	44.5
Sales - Oil	0.6	2.3	1.7
Sales - NGLs	23.2	30.0	7.6
Sales - Condensate	8.9	13.8	10.8
Total Sales Revenue ($ MM)	$265.1	$275.2	$202.3

Net Income Attributable to CONSOL Energy Shareholders	$57.1	$36.5	$30.3
Net Cash Provided by Operating Activities ($ MM)	$95.2	$55.7	$54.0
Total Period Production (Bcfe)	95.5	70.5	86.1
Average Daily Production (MMcfe)	1,037.8	766.6	935.6
Capital Expenditures ($ MM)	$83.4	$251.6	$209.6

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	December 31, 2015	December 31, 2014	% Increase/(Decrease)	September 30, 2015	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	42.5	31.1	36.7%	38.1	11.5%
Utica Sales Volumes (Bcf)	14.8	4.1	261.0%	10.2	45.1%
CBM Sales Volumes (Bcf)	18.7	20.0	(6.5)%	18.5	1.1%
Other Sales Volumes (Bcf)[1]	7.5	6.8	10.3%	7.2	4.2%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	9.8	6.7	46.3%	9.6	2.1%
Oil Sales Volumes (Bcfe)	0.1	0.2	(50.0)%	0.2	(50.0)%
Condensate Sales Volumes (Bcfe)	2.1	1.6	31.3%	2.3	(8.7)%

TOTAL	95.5	70.5	35.5%	86.1	10.9%
Note: The increase in Marcellus sales volumes represents only the gas portion of production. When including liquids, the increase in Marcellus volumes was 33% compared to the year-earlier quarter. Production results are net of royalties.
1. Other Sales Volumes: primarily related to shallow oil and gas production, as well as Upper Devonian Shale in Pennsylvania and West Virginia.
2. Liquids: NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

Liquids production of 12.0 Bcfe, as a percentage of the total of 95.5 Bcfe, was approximately 13% in the just-ended quarter. As a result of continuing to high-grade production away from wet areas and shift more towards dry gas areas, liquids production decreased by 0.1 Bcfe, or approximately 1% during the quarter, compared to the third quarter of 2015.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	December 31, 2015	December 31, 2014	September 30, 2015
Average Sales Price - Gas	$1.83	$3.31	$1.86
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.95	$0.39	$0.60
Average Sales Price - Oil*	$6.51	$13.47	$9.03
Average Sales Price - NGLs*	$2.36	$4.50	$0.80
Average Sales Price - Condensate*	$4.23	$8.08	$4.64

Average Sales Price - Total Company	$2.78	$3.90	$2.35
Costs - Production
Lifting	$0.24	$0.43	$0.28
Ad Valorem, Severance and Other Taxes	0.06	0.15	0.10
DD&A	0.97	1.16	0.96
Total Production Costs	$1.27	$1.74	$1.34
Costs - Gathering
Transportation	$0.77	$0.70	$0.79
Operating Costs	0.25	0.41	0.29
DD&A	0.08	0.12	0.09
Total Gathering Costs	$1.10	$1.23	$1.17

Gas Direct Administrative Selling & Other	$0.08	$0.22	$0.12

Total Costs	$2.45	$3.19	$2.63

Margin	$0.33	$0.71	$(0.28)
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: Costs-the line item "Gas Direct Administrative, Selling, & Other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due in part to the depressed commodity prices.

The average sales price of $2.78 per Mcfe, when combined with unit costs of $2.45 per Mcfe, resulted in a margin of $0.33 per Mcfe. This was a decrease when compared to the year-earlier quarter even though the improvements in unit costs partially offset the decline in price realizations.

Total E&P Division unit costs continued to improve in the just-ended quarter, as fixed costs, such as direct administration, were spread over higher production volumes. Unit costs were also improved, as low-cost Marcellus and Utica Shale production represented a much higher proportion of total production. In addition, the company has generated significant cost improvements across its coal-bed methane (CBM) field through continued optimization, despite volumes declining year-over-year.

The Utica Shale segment's continued efficiency improvements, along with higher production volumes, helped drive down lease operating expenses and direct administration costs, specifically, which were partially offset by slight increases to gathering and transportation costs during the quarter.

The Marcellus Shale segment's all-in unit costs were improved in part by volumes increasing 33%, when compared to the year-earlier quarter. Partially offsetting Marcellus unit cost improvements were slight increases in gathering and transportation costs associated with fees related to liquids gas processing.

The coal-bed methane (CBM) segment's all-in unit costs were $2.79 per Mcf in the just-ended quarter, or a decrease of $0.48 per Mcf from $3.27 per Mcf in the year-earlier quarter. Despite volumes declining in the quarter by approximately 7%, compared to the year-earlier quarter, the company continued to drive down costs through optimizing areas related to lease operating expenses such as contractual and well services, salt water disposal, and maintenance schedules.

E&P Marketing, Transportation, and Processing Update:
For the fourth quarter of 2015, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.78 per Mcfe. CONSOL's average price for natural gas was $1.83 per Mcf for the quarter and, including hedging, was $2.78 per Mcf. During the fourth quarter, CONSOL produced NGL, oil, and condensate volumes of 12.0 Bcfe, or 13% of the company's total gas equivalent volumes. These liquids volumes were 41% greater than those of the year-earlier quarter, which then comprised 12% of the company's total gas equivalent volumes. The average realized price for all liquids for the fourth quarter of 2015 was $16.34 per barrel.

The company currently has a total of 1.2 Bcf per day of available firm transportation capacity. This is composed of 0.9 Bcf per day of firm capacity on existing pipelines and an additional 0.3 Bcf per day of long-term firm sales with major customers having their own firm capacity. Additionally, CONSOL has contracted volumes of approximately 0.5 Bcf per day on several pipeline projects that will be completed over the next several years. Even with the future expiration of certain transportation contracts, the company's effective firm transportation capacity will increase to approximately 1.6 Bcf per day. The average demand cost for the existing firm capacity is approximately $0.26 per MMBtu. The average demand cost for the existing and committed firm capacity is approximately $0.34 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio to support the projected volumes from its wet production areas. The company has agreements in place to support the processing of approximately 0.4 Bcf per day of gross natural gas volumes.

Coal Division Results:

Coal Division Fourth Quarter Summary:
During the fourth quarter of 2015, CONSOL Energy’s Coal Division saw safety and compliance exceptions reduced by approximately 60%, compared to the year-earlier quarter. In the Pennsylvania Operations, the company’s Bailey Mine was awarded the 2015 Keystone Mine Safety Award for the second consecutive year in the longwall mine category during the fourth quarter. The Miller Creek Complex was awarded the Mountaineer Guardian Safety Award of West Virginia. These significant accomplishments continue to illustrate CONSOL’s unwavering commitment to the company’s top two core values of safety and compliance.

During the fourth quarter of 2015, the Coal Division’s total unit costs were $41.97 per ton, or an improvement of $3.02 per ton, compared to $44.99 per ton in the year-earlier quarter. Full year 2015 Coal Division total unit costs were $43.64 per ton, or an improvement of $3.27 per ton, compared to $46.91 per ton in the prior year. Full year 2015 Coal Division total unit costs were within the previously stated cost guidance of $41.61-$45.36 per ton.

The Pennsylvania Operations total unit costs were $39.84 per ton, compared to $42.61 per ton in the year-earlier quarter, despite production declining by approximately 28% over the same period. The improved cost performance during the quarter was primarily driven by reduced expenses related to Pennsylvania streams subsidence. Also, the Pennsylvania Operations continues to optimize the operational schedule at the mines to offset potential unit cost increases related to expected lower production volumes.

CONSOL Energy previously announced a reduction to Pennsylvania Operations 2016 sales guidance to 22-26 million tons due to shipment schedules and high-levels of customer inventories. As a result CONSOL has temporarily idled the Harvey Mine, one of the five longwalls in the Pennsylvania Operations. This action will not affect the previously stated guidance, but it will optimize the operating schedule to offset any cost increases associated with the delay in shipments. CONSOL expects that its decision to idle a longwall is short-term since the Pennsylvania Operations has a strong sold position of approximately 100%, based on the midpoint of the 22-26 million tons sales guidance. The Pennsylvania Operations was built to provide optionality and flexibility as to which longwalls are run, which could change in the future, based on coal quality, mining conditions and timing.

The Virginia Operations continues to optimize its cost structure, as reflected in the much lower all-in unit costs during the fourth quarter 2015 of $44.08 per ton, compared to $53.96 per ton in the year-earlier quarter. Better utilization from previously completed efficiency projects, and reduced travel time to the face of the longwall continued to benefit cost performance.

During the quarter, CONSOL's active coal operations generated $121 million of cash before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	VA Ops	VA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014	2015	2014

Beginning Inventory (millions of tons)	0.5	0.3	0.1	0.1	0.2	0.1
Coal Production (millions of tons)	4.6	6.4	1.1	1.0	0.5	0.6
Ending Inventory (millions of tons)	0.1	0.2	0.1	0.1	0.2	0.1
Sales - Company Produced (millions of tons)	5.0	6.5	1.1	1.1	0.5	0.5

Sales Per Ton	$52.57	$60.10	$48.41	$68.58	$60.65	$59.38

Total Production Costs Per Ton	$39.84	$42.61	$44.08	$53.96	$61.26	$56.10

Average Margin Per Ton Sold	$12.73	$17.49	$4.33	$14.62	$(0.61)	$3.28
Addback: DD&A Per Ton	$8.26	$6.85	$8.83	$10.00	$3.82	$3.63
Average Margin Per Ton, before DD&A	$20.99	$24.34	$13.16	$24.62	$3.21	$6.91
Cash Flow before Cap. Ex ($ MM)	$105	$158	$14	$27	$2	$3
The Pennsylvania Operations include Bailey, Enlow Fork, and Harvey mines. The Virginia Operations include the Buchanan Mine. Other includes the Miller Creek Complex. Total Production Costs per Ton include: operating costs, direct administration and selling costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the Pennsylvanian Operations, Virginia Operations, and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal Marketing Update:
In the fourth quarter of 2015, CONSOL Energy’s Coal Division sold 6.6 million tons, compared to 8.1 million during the year-earlier quarter. For full year 2015, CONSOL sold 29.2 million tons, which was in-line with 2015 total Coal Division guidance of 28.9-29.9 million tons. The timing of receipts of contracted tons, netback contracts, and spot business, both domestic and export, are affecting coal price realizations.

Pennsylvania Operations:
During the fourth quarter of 2015, the Pennsylvania Operations sold 5.0 million tons to 40 different end users through term contracts varying in length. Despite the currently depressed coal and gas markets, CONSOL has been able to gain market share in both traditional and non-traditional markets, which has resulted in a strong 2016 sold position of 24.1 million tons, or 100% of total estimated sales tons based on the midpoint of the recently reduced guidance range for Pennsylvania Operations of 22-26 million tons. However, unprecedented warm December weather has contributed more volatility to an already volatile market. This volatility could result in shipping delays, which may affect average realizations based upon changes in the customer mix and timing of coal shipments. Despite some shipping delays, CONSOL expects to ultimately ship these tons, but in the interim, the company continues to seek additional incremental sales to help offset delays. In addition to a strong 2016 sold position, CONSOL also has sold positions for 2017 and 2018 of approximately 61% and 49%, respectively. CONSOL Energy’s contracting strategy remains the same: to continue to build a portfolio that targets the power plants that will endure in future energy markets with the potential to grow their consumption of coal.

Virginia Operations:
In the fourth quarter of 2015, the Virginia Operations sold 1.1 million tons of coal to domestic and international customers. The continued cost performance of the Virginia Operation’s Buchanan Mine allowed the segment to remain competitive and profitable, while attracting new sales opportunities domestically and in Europe. During the quarter, CONSOL executed upon its strategy to increase domestic sales, which are now expected to represent approximately 35%-40% of 2016 sales. In the fourth quarter, CONSOL contracted 0.7 million tons of the Buchanan Mine’s low-vol metallurgical coal into the domestic market for 2016. As additional supply cuts are announced and the metallurgical coal market recovers, the Virginia Operations will continue to prosper. CONSOL Energy continues to expect steady demand for its low-vol coal in the first quarter of 2016 and subsequent quarters.

Other:
In the fourth quarter of 2015, the Miller Creek Complex sold 0.5 million tons, which is flat with the year-earlier quarter. Also in the fourth quarter, CONSOL contracted a term deal consisting of an additional 2.0 million tons with a Southeastern utility customer, resulting in a sold position of 1.8 and 1.0 million tons for 2016 and 2017, respectively. In order to balance inventory with coal shipments, CONSOL temporarily idled the Miller Creek Complex. The company anticipates restarting operations once inventory levels normalize.

E&P Division Guidance:
CONSOL Energy expects annual 2016 E&P Division production to be approximately 15% growth compared to 2015 total production volumes.

Total hedged natural gas production in the 2016 first quarter is 58.9 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2016	2017
Total Yearly Production (Bcfe) / % growth	~15%	TBD*
Volumes Hedged (Bcf), as of 1/15/16	223.7	156.6
* Yearly 2017 production will be a function of the second half 2016 capital program, continued debottlenecking initiatives, and the company's drilled but uncompleted (DUC) well inventory.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index financial hedges (NYMEX plus basis). In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

GAS HEDGES

	Q1 2016	2016	2017
Total NYMEX + Basis* (Bcf)	55.6	223.3	67.6
Average Hedge Price ($/Mcf)	$3.55	$3.28	$3.07

NYMEX Only Hedges Exposed to Basis (Bcf)	-	0.4	89.0
Average Hedge Price ($/Mcf)	-	$3.58	$3.08

Physical Sales With Fixed Basis Exposed to NYMEX (Bcf)	3.3	-	-
Average Hedge Basis Value ($/Mcf)	$0.31	-	-
* Includes physical sales with fixed basis in Q1 2016, 2016, and 2017 of 18.8 Bcf, 57.5 Bcf, and 21.3 Bcf, respectively.

During the fourth quarter of 2015, CONSOL Energy added an additional 96 Bcf of NYMEX hedges for 2017. In addition, to help mitigate basis exposure on NYMEX hedges, in the fourth quarter, CONSOL added 50.5 Bcf and 21.1 Bcf of basis hedges for 2016 and 2017, respectively.

CONSOL's 2016 NYMEX plus basis hedge position increased during the quarter to 223.3 Bcf at an average hedge price of $3.28 per Mcf. NYMEX plus basis hedge volumes are not exposed to basis differentials but instead have protected revenue. As a result, in 2016, NYMEX plus basis gas hedges lock in revenue of approximately $732 million.

Coal Division Guidance:
CONSOL Energy expects annual 2016 Coal Division sales to be approximately 27-32 million tons, which includes 2016 estimated sales for Pennsylvania Operations of 22-26 millions tons.

COAL DIVISION GUIDANCE

	2016	2017
Est. Total Coal Sales	27.0 - 32.0	30.5 - 33.4
Committed	27.8	12.7
Estimated Price Per Ton (committed tons)	$50-$55	$50-$55
Est. PA Operations Sales	22.0 - 26.0	25.0 - 27.0
Committed	24.1	11.1
Est. VA Operations Sales	3.5 - 4.2	3.7 - 4.2
Committed	1.9	1.6
Est. Other Sales	1.5 - 1.8	1.8 - 2.2
Committed	1.8	—
Refer to note at the end of the press release for additional disclosures.

Liquidity:
As of December 31, 2015, CONSOL Energy had $855.9 million in total liquidity, which is comprised of $66.1 million of cash, excluding the CNX Coal Resources LP ("CNXC") cash balance, and $789.8 million available to be borrowed under its $2.0 billion bank facility. During the quarter, the company’s lending group reaffirmed the bank facility’s $2.0 billion borrowing base. In addition, CONSOL holds 12.7 million CNXC limited partnership units with a current market value of approximately $86 million and 19.1 million CONE Midstream Partners LP (“CNNX”) limited partnership units with a current market value of approximately $190 million, as of January 22, 2016.

As of December 31, 2015, CONSOL Energy’s leverage ratio decreased to 3.6x, compared to the previous quarter’s leverage of 3.8x.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2014, CONSOL Energy reported 6.8 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2015	2014
Net Income	$34,325	$73,666

Add: Interest Expense	49,082	53,025
Less: Interest Income	(431)	(476)
Add: Tax Valuation Allowance	65,395	—
Add: Income Taxes	59,569	6,032
Earnings Before Interest & Taxes (EBIT)	207,940	132,247

Add: Depreciation, Depletion & Amortization	159,170	166,841

Earnings Before Interest, Taxes and DD&A (EBITDA)	367,110	299,088

Adjustments:
OPEB Plan Changes	(109,879)	—
Unrealized Gain on Commodity Derivative Instruments	(62,388)	—
Pension Settlement	15,921	3,603
Industrial Supplies Working Capital Settlement	6,258	—
Gain on Sale of Non-Core Assets	(7,551)	(19,830)
Blacksville Fire Settlement	—	(9,750)
Total Pre-tax Adjustments	(157,639)	(25,977)

Adjusted EBITDA	$209,471	$273,111

Less: Noncontrolling Interest	(3,920)	—

Adjusted EBITDA Attributable to CONSOL Energy Shareholders	$205,551	$273,111
Note: Income tax effect of Total Pre-tax Adjustments was $36,257 and $9,871 for the three months ended December 31, 2015 and December 31, 2014, respectively. Adjusted net income attributable to CONSOL Energy shareholders for the three months ended December 31, 2015 is calculated as GAAP net income of $30,405 less total pre-tax adjustments of $157,639, plus the tax effect of $36,257, plus the tax valuation allowance of $65,395 equals the adjusted net loss attributable to CONSOL Energy shareholders of $25,582. EBITDA attributable to CONSOL Energy shareholders of $363,190 equals EBITDA of $367,110 less Noncontrolling interest of $3,920.

Coal Division Guidance
Note: Committed tons are tons that are both committed to be purchased and priced. Committed tons exclude collared tons and tons that are sold but not yet priced. There are no collared tons in 2015 or 2016. Collared tons in 2017 are 4.9 million tons, with a ceiling of $50.98 per ton and a floor of $43.77 per ton. Contracts with certain customers permit the customer to carry a portion of their contracted tons into the following year and/or to take gas instead of coal. For purposes of this table, the estimated price of each committed contract includes the base price stated in the contract and an estimate of the future adjustments to the contracted base price as set forth in such contract. The adjustment mechanisms reflect (i) variances in the quality characteristics of coal delivered to the customer beyond threshold quality characteristics specified in the applicable sales contract, (ii) the actual calorific value of coal delivered to the customer, and/or (iii) changes in electric power prices in the markets in which our customers operate, as adjusted for any factors set forth in the applicable contract. Each customer contract is different and not all contracts contain adjustments described in the preceding sentence. The estimated prices set forth in the table above were based in part on certain assumptions made by management. With respect to clause (i) quality characteristics, we based our assumption on our average monthly estimated quality numbers generated with our production forecast, created using pre-mining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (ii) actual calorific value, we based our assumption on our average monthly estimated quality numbers generated with our production forecast, created using premining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (iii), the electric power price-related adjustments, if any, result only in positive monthly adjustments to the contracted base price that we receive for our coal. These adjustments to contracted base prices were estimated using publicly available regional power generation information applicable to the markets in which our customers operate and other internally estimated information regarding contract specific factors that impact pricing. The key assumptions used for the estimated electric power price-related adjustments were derived using PJM Western Hub Day-Ahead Calendar Month (Peak and Off-Peak) prices adjusted using management's judgment and historical results. These derived assumptions were held constant in 2016 and 2017. While management considers the expectations and assumptions regarding estimated prices, including with respect to estimated electric power price-related adjustments, to be reasonable, they are inherently subject to business, economic, competitive, regulatory, and other risks and uncertainties, most of which are beyond our control.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels. An extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; divestitures we anticipate may not occur or produce anticipated benefits; the terms of our existing joint ventures restrict our flexibility, actions taken by the other party in our gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures; risks associated with our debt; replacing our gas and oil reserves, which if not replaced, will cause our gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; other factors discussed in the 2014 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157
Robert Ferer, at (724) 485-3158

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$185,291	$250,484	$726,921	$1,004,924
Gain on Commodity Derivative Instruments	141,868	24,234	392,942	23,193
Coal Sales	343,117	497,227	1,657,865	2,052,166
Other Outside Sales	6,371	63,195	30,967	276,242
Production Royalty Interests and Purchased Gas Sales	20,208	22,654	59,631	91,427
Freight-Outside Coal	11,602	5,597	25,597	28,148
Miscellaneous Other Income	33,568	41,288	145,968	207,103
Gain on Sale of Assets	19,906	30,986	74,510	43,601
Total Revenue and Other Income	761,931	935,665	3,114,401	3,726,804
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	22,632	30,429	98,997	109,172
Transportation, Gathering and Compression	97,594	78,298	355,923	258,110
Production, Ad Valorem, and Other Fees	5,833	10,601	30,438	39,418
Direct Administrative and Selling	7,639	15,788	46,192	55,004
Depreciation, Depletion and Amortization	100,997	90,955	370,374	323,600
Exploration and Production Related Other Costs	2,423	7,590	10,119	23,355
Production Royalty Interests and Purchased Gas Costs	15,793	18,666	46,544	77,185
Other Corporate Expenses	23,875	25,712	90,583	86,588
Impairment of Exploration and Production Properties	—	—	828,905	—
General and Administrative	12,158	16,292	54,244	64,047
Total Exploration and Production Costs	288,944	294,331	1,932,319	1,036,479
Coal Costs
Operating and Other Costs	132,485	305,903	863,199	1,322,737
Royalties and Production Taxes	15,370	23,493	78,844	100,890
Direct Administrative and Selling	7,284	9,753	33,476	44,106
Depreciation, Depletion and Amortization	58,172	75,490	279,209	280,150
Freight Expense	11,602	5,597	25,597	28,148
General and Administrative Costs	8,050	11,155	29,836	45,160
Other Corporate Expenses	6,824	13,877	39,687	55,321
Total Coal Costs	239,787	445,268	1,349,848	1,876,512
Other Costs
Miscellaneous Operating Expense	24,828	62,810	64,096	309,174
General and Administrative Costs	—	137	—	788
Depreciation, Depletion and Amortization	1	396	18	1,896
Loss on Debt Extinguishment	—	—	67,751	95,267
Interest Expense	49,082	53,025	199,269	223,564
Total Other Costs	73,911	116,368	331,134	630,689
Total Costs And Expenses	602,642	855,967	3,613,301	3,543,680
Earnings (Loss) Before Income Tax	159,289	79,698	(498,900)	183,124
Income Tax Expense (Benefit)	124,964	6,032	(134,425)	14,347
Income (Loss) From Continuing Operations	34,325	73,666	(364,475)	168,777
Loss From Discontinued Operations, net	—	—	—	(5,687)
Net Income (Loss)	34,325	73,666	(364,475)	163,090
Less: Net Income Attributable to Noncontrolling Interests	3,920	—	10,410	—
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$30,405	$73,666	$(374,885)	$163,090

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

	Three Months Ended		For the Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014
Earnings (Loss) Per Share
Basic
Income (Loss) from Continuing Operations	$0.13	$0.32	$(1.64)	$0.73
Loss from Discontinued Operations	—	—	—	(0.02)
Total Basic Earnings (Loss) Per Share	$0.13	$0.32	$(1.64)	$0.71
Dilutive
Income (Loss) from Continuing Operations	$0.13	$0.32	$(1.64)	$0.73
Loss from Discontinued Operations	—	—	—	(0.03)
Total Dilutive Earnings (Loss) Per Share	$0.13	$0.32	$(1.64)	$0.70

Dividends Paid Per Share	$0.01	$0.0625	$0.145	$0.25

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		For the Year Ended
(Dollars in thousands)	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014
Net Income (Loss)	$34,325	$73,666	$(364,475)	$163,090
Other Comprehensive (Loss) Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $28,435, $51,850, $53,487, ($56,304))	(46,410)	(90,486)	(86,447)	94,989
Net Increase in the Value of Cash Flow Hedge (Net of tax: $-, ($68,928), $-, ($55,767))	—	117,348	—	97,316
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $9,931, $15,974, $45,054, $10,465	(17,331)	(22,042)	(78,051)	(18,288)

Other Comprehensive (Loss) Income	(63,741)	4,820	(164,498)	174,017

Comprehensive (Loss) Income	(29,416)	78,486	(528,973)	337,107

Less: Net Income Attributable to Noncontrolling Interests	3,920	—	10,410	—

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(33,336)	$78,486	$(539,383)	$337,107

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$72,578	$176,989
Accounts and Notes Receivable:
Trade	200,508	260,943
Other Receivables	122,095	346,020
Inventories	97,438	101,873
Recoverable Income Taxes	13,887	20,401
Prepaid Expenses	298,257	187,742
Total Current Assets	804,763	1,093,968
Property, Plant and Equipment:
Property, Plant and Equipment	15,574,946	14,674,777
Less—Accumulated Depreciation, Depletion and Amortization	5,905,569	4,512,305
Total Property, Plant and Equipment—Net	9,669,377	10,162,472
Other Assets:
Investment in Affiliates	237,330	152,958
Other	218,432	245,248
Total Other Assets	455,762	398,206

TOTAL ASSETS	$10,929,902	$11,654,646

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	December 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$271,394	$531,973
Short-Term Notes Payable	952,000	—
Current Portion of Long-Term Debt	6,650	7,202
Other Accrued Liabilities	450,893	602,972
Total Current Liabilities	1,680,937	1,142,147
Long-Term Debt:
Long-Term Debt	2,712,911	3,203,920
Capital Lease Obligations	35,294	39,456
Total Long-Term Debt	2,748,205	3,243,376
Deferred Credits and Other Liabilities:
Deferred Income Taxes	74,629	259,024
Postretirement Benefits Other Than Pensions	630,892	703,680
Pneumoconiosis Benefits	113,032	116,941
Mine Closing	299,280	306,789
Gas Well Closing	164,634	175,369
Workers’ Compensation	69,812	75,947
Salary Retirement	91,596	109,956
Reclamation	34,150	33,788
Other	166,959	158,171
Total Deferred Credits and Other Liabilities	1,644,984	1,939,665
TOTAL LIABILITIES	6,074,126	6,325,188
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 500,000,000 Shares Authorized, 229,054,236 Issued and Outstanding at December 31, 2015; 230,265,463 Issued and Outstanding at December 31, 2014	2,294	2,306
Capital in Excess of Par Value	2,435,497	2,424,102
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	2,579,834	3,054,150
Accumulated Other Comprehensive Loss	(315,598)	(151,100)
Common Stock in Treasury, at Cost—No Shares at December 31, 2015 and 2014	—	—
Total CONSOL Energy Inc. Stockholders’ Equity	4,702,027	5,329,458
Noncontrolling Interest	153,749	—
TOTAL EQUITY	4,855,776	5,329,458
TOTAL LIABILITIES AND EQUITY	$10,929,902	$11,654,646

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2014	$2,306	$2,424,102	$3,054,150	$(151,100)	$—	$5,329,458	$—	$5,329,458
(Unaudited)
Net (Loss) Income	—	—	(374,885)	—	—	(374,885)	10,410	(364,475)
Gas Cash Flow Hedge (Net of $45,054 Tax)	—	—	—	(78,051)	—	(78,051)	—	(78,051)
Actuarially Determined Long-Term Liability Adjustments (Net of $53,487 Tax)	—	—	—	(86,447)	—	(86,447)	—	(86,447)
Comprehensive (Loss) Income	—	—	(374,885)	(164,498)	—	(539,383)	10,410	(528,973)
Treasury Stock Activity	—	—	(12,181)	—	—	(12,181)	—	(12,181)
Issuance of Common Stock	10	8,278	—	—	—	8,288	—	8,288
Retirement of Common Stock (2,213,100 shares)	(22)	(17,683)	(53,969)	—	—	(71,674)	—	(71,674)
Tax Cost from Stock-Based Compensation	—	(3,706)	—	—	—	(3,706)	—	(3,706)
Amortization of Stock-Based Compensation Awards	—	24,506	—	—	—	24,506	—	24,506
Distributions to Noncontrolling Interest	—	—	—	—	—	—	(5,060)	(5,060)
Proceeds from Sale of MLP Interest	—	—	—	—	—	—	148,399	148,399
Dividends ($0.145 per share)	—	—	(33,281)	—	—	(33,281)	—	(33,281)
December 31, 2015	$2,294	$2,435,497	$2,579,834	$(315,598)	$—	$4,702,027	$153,749	$4,855,776

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss)	$34,325	$73,666	$(364,475)	$163,090
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net Loss from Discontinued Operations	—	—	—	5,687
Depreciation, Depletion and Amortization	159,170	166,841	649,601	605,646
Impairment of Exploration and Production Properties	—	—	828,905	—
Non-Cash Other Post-Employment Benefits	(109,879)	(45,751)	(261,750)	(45,749)
Stock-Based Compensation	4,667	9,358	24,506	41,877
Gain on Sale of Assets	(19,906)	(30,986)	(74,510)	(43,601)
Loss on Debt Extinguishment	—	—	67,751	95,267
Gain on Commodity Derivative Instruments	(141,868)	(24,234)	(392,942)	(23,193)
Net Cash Received in Settlement of Commodity Derivative Instruments	79,480	24,234	196,348	19,025
Deferred Income Taxes	59,376	(6,823)	(152,051)	(10,430)
Return on Equity Investment	4,355	54,750	35,466	102,174
Equity in Earnings of Affiliates	(16,059)	(11,314)	(54,897)	(49,791)
Changes in Operating Assets:
Accounts and Notes Receivable	40,933	(33,007)	118,205	(97,248)
Inventories	15,512	7,391	4,435	19,933
Prepaid Expenses	24,596	(4,267)	127,687	4,536
Changes in Other Assets	(19,121)	14,977	3,792	(20,767)
Changes in Operating Liabilities:
Accounts Payable	(25,204)	(124,364)	(148,580)	27,465
Accrued Interest	(37,230)	(42,566)	26,649	(9,868)
Other Operating Liabilities	(8,495)	68,810	(152,288)	195,431
Changes in Other Liabilities	33,619	(6,208)	(8,677)	(54,274)
Other	23,295	9,094	32,674	45,496
Net Cash Provided by Continuing Operations	101,566	99,601	505,849	970,706
Net Cash Used In Discontinued Operating Activities	—	(12,992)	—	(33,926)
Net Cash Provided by Operating Activities	101,566	86,609	505,849	936,780
Cash Flows from Investing Activities:
Capital Expenditures	(127,411)	(318,818)	(1,022,567)	(1,493,425)
Proceeds from Sales of Assets	27,527	215,700	110,571	356,836
Net Investment in Equity Affiliates	(13,997)	(13,325)	(84,221)	95,207
Net Cash Used in Investing Activities	(113,881)	(116,443)	(996,217)	(1,041,382)
Cash Flows from Financing Activities:
Proceeds from (Payments on) Short-Term Borrowings	7,000	—	952,000	(11,736)
Payments on Miscellaneous Borrowings	(2,776)	(6,117)	(4,338)	(10,286)
Payments on Long-Term Notes, including Redemption Premium	—	(11,736)	(1,263,719)	(1,819,005)
Proceeds from Issuance of Long-Term Notes	—	11,736	492,760	1,859,920
Net Proceeds from Revolver - MLP	5,000	—	185,000	—
Distributions to Noncontrolling Interest	(5,060)	—	(5,060)	—
Proceeds from Sale of MLP Interests	—	—	148,359	—
Tax Benefit from Stock-Based Compensation	—	151	208	2,629
Dividends Paid	(2,290)	(14,387)	(33,281)	(57,506)
Proceeds from Issuance of Common Stock	—	1,613	8,288	15,016
Purchases of Treasury Stock	—	—	(71,674)	—
Debt Issuance and Financing Fees	—	—	(22,586)	(24,861)
Net Cash Provided By (Used in) Financing Activities	1,874	(18,740)	385,957	(45,829)
Net Decrease in Cash and Cash Equivalents	(10,441)	(48,574)	(104,411)	(150,431)
Cash and Cash Equivalents at Beginning of Period	83,019	225,563	176,989	327,420
Cash and Cash Equivalents at End of Period	$72,578	$176,989	$72,578	$176,989